CSW Industrials Reports Fiscal 2022 Second Quarter and First Half Results;
Provides Fiscal 2022 Second Half Guidance

DALLAS, November 3, 2021 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2022 second quarter and first half periods ended September 30, 2021.

Fiscal 2022 Second Quarter Highlights (comparisons to fiscal 2021 second quarter)

•Total revenue increase of 48% to $155.6 million, compared to $104.9 million
•Organic revenue growth of 15%, or $15.4 million, all segments report organic growth
•GAAP net income attributable to CSWI (net of non-controlling interest in the joint venture) of $18.0 million, compared to $16.4 million, no adjustments in either period
•Diluted EPS attributable to CSWI increased to $1.14, compared to $1.10
•Growth of 33% in EBITDA to $33.8 million, with a 22% EBITDA margin
•Net cash provided by operating activities of $23.8 million
•Pandemic-driven operating reductions at TRUaire manufacturing facility in Vietnam during the fiscal second quarter negatively impacted profitability by $1.4 million, equivalent to $0.07 of diluted EPS; facility is returning to full operations
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.5x debt to EBITDA

Fiscal 2022 First Half Highlights (comparisons to fiscal 2021 first half)

•Increase in total revenue of 62% to $316.9 million, compared to $195.9 million
•Organic revenue growth of 27%, or $52.1 million, all segments reported organic growth
•GAAP net income attributable to CSWI of $38.0 million, or $41.0 million adjusted to exclude the final TRUaire purchase accounting effect, compared to $28.3 million, in prior year period
•Diluted EPS attributable to CSWI increased 26% to $2.41, compared to $1.91
•Growth of 36% in adjusted diluted EPS attributable to CSWI to $2.60, compared to $1.91
•Growth of 66% in adjusted EBITDA to $74.3 million, with a 23% adjusted EBITDA margin
•Net cash provided by operating activities of $42.8 million

TRUaire Vietnam Manufacturing Facility Update

As reported in August, strict local COVID protocols required that the number of employees on-site at the TRUaire manufacturing facility in Vietnam be reduced. As these restrictions relaxed in recent weeks, approximately 900 team members returned to the TRUaire facility, bringing the on-site operations to approximately 1,150 team members, producing key items for shipment to the United States. On average during August and September, nine containers per week were shipped, which compares with 22 containers in the week ended October 29, 2021. We anticipate a return to full operations, or approximately 36 containers per week by the end of November 2021. The strategic production decisions made, in conjunction with our TRUaire inventory position in the United States, proved sufficient to meet customer demands, with no loss of TRUaire revenue expected in fiscal 2022.

Fiscal 2022 Second Half Guidance

In light of current economic volatility, due to persistent, rapidly rising material and freight costs, combined with the lag in the effectiveness of our pricing initiatives, CSWI is providing consolidated guidance for the fiscal 2022 third and fourth quarters as follows:

Third Quarter:
•EBITDA range of $17.0 million to $18.5 million
•EPS range of $0.40 to $0.45

Fourth Quarter:
•EBITDA range of $33.0 million to $35.0 million
•EPS range of $1.10 to $1.20

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Our fiscal second quarter results reflect the continuation of significant top line growth, demonstrating strong customer demand for our recognizable brands and high value products. Our disciplined and focused team has expertly addressed the direct and indirect issues arising from the pandemic, resulting in impressive performance despite the difficult operating cycle. As rising costs and supply chain disruptions have fueled inflation, we have acted quickly and equitably raised prices to our customers. Importantly, our commitment to our employees’ well-being, exemplified by our decision to protect their jobs through the darkest days of the pandemic, has paid off, particularly as we avoided the workforce shortages that have been widely experienced throughout the economy. Undergirding all of this is our commitment to maintain a strong balance sheet and ample liquidity, which enables us to think and act strategically.”

Armes added, “Our dedication to these core operating principles has yielded outstanding financial results in our first half, best demonstrated by the 66% increase in adjusted EBITDA compared to the prior year period. We do expect that historical trends will prevail and our volumes and, correspondingly, our profits will moderate as we enter the cooler fall and winter months. However, we remain positioned well to deliver very attractive long-term performance to our shareholders, especially as the price environment stabilizes."

Fiscal 2022 Second Quarter Consolidated Results

Fiscal second quarter revenue was $155.6 million, representing 48.3% growth from $104.9 million in the prior year period, with growth in all reporting segments. Of the $50.6 million total growth, $15.4 million (14.7%) resulted from organic growth, with the remainder ($35.2 million) contributed by the TRUaire acquisition. In the current year period, across all segments and end markets served, price actions contributed to revenue growth. These price actions were incremental to those that occurred in fiscal 2021 fourth quarter and fiscal 2022 first quarter and were in response to higher input costs. The cumulative impact of implemented price actions will be realized by the end of this fiscal year, and are expected to achieve the initial objective of protecting profit dollars. As inflation, primarily in material and freight costs, continues in the global supply chain, additional pricing actions will continue to enhance profitability.

GAAP gross profit in the fiscal second quarter was $63.1 million, representing 29.4% growth from $48.7 million in the prior year period, with the incremental profit resulting predominantly from the TRUaire acquisition and increased sales volumes. Gross profit margin as a percentage of sales was 40.5%, compared to 46.4% in the prior year period. This decline is primarily due to inclusion of the TRUaire business, and $1.2 million of costs resulting from reduced production levels at the TRUaire manufacturing facility in Vietnam and incremental compensation expenses incurred to comply with COVID-19 protocols established by local authorities ("TRUaire Vietnam COVID COGS Impact"). The reduction in profitability was also impacted by ongoing material and freight cost inflation that outpaced instituted price increases in some end markets served, and a shift in sales to lower margin projects. There were no adjustments in either period.

GAAP operating expenses increased to $37.2 million in the current year period, from $26.6 million in the prior year period, mainly due to the incremental expenses related to inclusion of TRUaire and the Whitmore JV in the current period, increased equity compensation expenses, increased depreciation and amortization expenses related to TRUaire and enterprise resource planning systems, increased headcount, travel, and commission expenses as operations return to normal, and $0.2 million compensation expense for TRUaire Vietnam employees on furlough under COVID restrictions ("TRUaire Vietnam COVID Furlough Expense"). Operating expenses as a percent of revenue improved 140 basis-points in the current quarter to 23.9% from 25.3% in the prior year period, as strong sales growth outpaced the increase in operating expenses. There were no adjustments in either period.

GAAP operating income in the current period was $25.9 million, a 16.7% increase from $22.2 million in the prior year period, as the aforementioned increase in gross profit was partially offset by the increase in operating expenses. GAAP operating income margin in fiscal 2022 second quarter was 16.6%, a 450 basis-point decrease compared to the prior year period, as the previously discussed decline in gross profit margin was only partially offset by the improved operating expense margin. There were no adjustments to operating income in either period.

GAAP net income attributable to CSWI, in the fiscal 2022 second quarter was $18.0 million, or $1.14 per diluted share, compared to $16.4 million, or $1.10 in the prior year period. There were no adjustments in either period.

Fiscal 2022 second quarter EBITDA increased 33.3% to $33.8 million from $25.4 million in the prior year period. EBITDA as percent of revenue was 21.7% and 24.2%, in the current and prior year period, respectively.

Following quarter end, the Company declared its eleventh consecutive quarterly regular cash dividend in the amount of $0.15 per share, which will be paid on November 12, 2021, to shareholders of record on October 29, 2021.

The Company’s effective tax rate for the fiscal second quarter was 25.2% on a GAAP basis.

Fiscal 2022 Second Quarter Segment Results

Contractor Solutions segment revenue was $103.3 million, a $40.0 million (63.1%) increase from the prior year period, with inorganic growth from TRUaire ($35.2 million), and organic growth of $4.8 million (7.6%) due to pricing initiatives that started in the fiscal 2021 fourth quarter, continued, and increased through the current period. GAAP segment operating income was $26.8 million, 23.6% growth over $21.7 million in the prior year period, as the inorganic revenue growth from the TRUaire acquisition and implemented pricing initiatives were partially offset by further inflation in material and freight costs, the TRUaire Vietnam COVID COGS Impact and Furlough Expense discussed above, increased depreciation and optimization expenses related to enterprise resource planning systems, and incremental headcount. Segment operating income margin in the fiscal second quarter was 25.9%, compared to 34.2% in the prior year period, as the increased expenses discussed above outpaced revenue growth. Segment EBITDA in the fiscal second quarter was $32.4 million, or 31.3% of revenue, compared to $23.1 million, or 36.4% of revenue in the prior year period. There were no adjustments in either period.

Engineered Building Solutions segment revenue was $23.8 million, a 0.6% increase from the prior year period, as an intentional focus on backlog diversification resulted in adding institutional, education, and commercial projects, which fully offset the decline driven by multi-family construction. GAAP segment operating income was $2.3 million, a decrease compared to the prior year period of $3.5 million, due to a shift in sales to lower margin projects, and investments in future growth with additional sales team members and new product development. Segment operating income margin in the current year period was 9.8%, compared to the prior year period of 14.9%, due to the additional expenses. Segment EBITDA and EBITDA margin were $3.0 million and 12.6% in the fiscal second quarter, compared to $3.9 million and 16.3% in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue was $28.5 million, a $10.4 million (58.0%) increase from the prior year period of $18.0 million, due to increased sales volumes into energy, rail, and mining end markets and the initial, positive impact from multiple pricing initiatives this fiscal year. GAAP segment operating income was $1.0 million, a $0.6 million (180.0%) increase from the prior year period as organic revenue growth outpaced the growth in expenses. Segment operating income margin in the fiscal second quarter was 3.5%, compared to the prior year period of 2.0%. Segment EBITDA and EBITDA margin were $2.5 million and 8.9% in the fiscal second quarter, compared to $1.7 million and 9.6% in the prior year period. There were no adjustments in either period.

Fiscal 2022 First Half Consolidated Results

Fiscal first half revenue was $316.9 million, representing 61.7% growth from $195.9 million in the prior year period, with growth in all reporting segments and all end markets served. Of the $120.9 million total growth, $52.1 million (26.6%) resulted from organic growth from increased sales volumes and implemented pricing initiatives, with the remainder ($68.8 million) contributed by the TRUaire acquisition.

GAAP gross profit in the fiscal first half was $131.6 million, representing $40.2 million (43.9%) growth from $91.5 million in the prior year period, with the incremental profit resulting predominantly from the TRUaire acquisition, increased sales volumes, and pricing initiatives. Gross profit margin as a percentage of sales was 41.5%, compared to 46.7% in the prior year period. Adjusted to exclude the final $3.9 million purchase accounting effect reported in fiscal 2022 first quarter, gross profit and gross profit margin for the fiscal first half were $135.6 million and 42.8%, respectively. The decline in gross profit was primarily due to incremental expenses related to inclusion of the TRUaire acquisition, and the TRUaire Vietnam COVID COGS Impact discussed above. Throughout the current year period, material and freight cost inflation outpaced instituted price increases in some end markets served, which combined with a shift in sales to lower margin projects, collectively resulting in a negative impact to gross margin profit. There were no adjustments in the prior year period.

GAAP operating expenses increased to $77.3 million in the current year period, from $53.1 million in the prior year period, mainly due to the incremental expenses related to inclusion of the TRUaire and the Whitmore JV in the current period, depreciation and amortization for TRUaire and enterprise resource planning system, and increased expenses related to normal business operations, such as equity compensation, travel, commissions, and headcount. Operating expenses as a percent of revenue improved 270 basis-points in the current quarter to 24.4% from 27.1% in the prior year period, as strong sales growth outpaced the increase in operating expenses. There were no adjustments in either period.

GAAP operating income in the current period was $54.4 million, a 41.5% increase from $38.4 million in the prior year period, as the aforementioned increase in gross profit was partially offset by the increase in operating expenses. Adjusted to exclude the aforementioned purchase accounting effect during fiscal first quarter 2022, first half operating income was $58.3 million, a 51.7% increase over the prior year period. GAAP operating income margin in fiscal first quarter 2022 was 17.2%, or 18.4% on an adjusted basis, representing a 120 basis-point decrease from the prior year period, as the previously discussed decline in gross profit margin was only partially offset by the improved operating expense margin. There were no adjustments to operating income in fiscal 2021 first half.

In the current period, reported net income attributable to CSWI was $38.0 million, or $2.41 per diluted share, compared to $28.3 million, or $1.91 in the prior year period. Adjusted to exclude the TRUaire purchase accounting effect, adjusted net income was $41.0 million, or $2.60 per diluted share, or 36% over the prior year period, which had no adjustments.

Fiscal 2022 first half adjusted EBITDA increased 66% to $74.3 million from $44.8 million in the prior year period. Adjusted EBITDA as percent of revenue was 23.4% and 22.9%, in the current and prior year period, respectively.

Net cash provided by operating activities for the fiscal 2022 first half was $42.8 million, compared to $44.8 million, primarily due to an increased use of working capital driven by incremental inventory, higher accounts receivable associated with increased revenue, partially offset by an increase in accounts payable.

The Company’s effective tax rate for the fiscal first half was 24.5% on a GAAP basis, and the Company continues to expect a 25% tax rate for fiscal year 2022.

Fiscal 2022 First Half Segment Results

Contractor Solutions segment revenue was $213.6 million, a $100.3 million (88.6%) increase from the prior year period, with inorganic growth from TRUaire ($68.8 million), organic growth of $31.5 million (27.9%) due to increased sales volumes in all end markets served and pricing initiatives. GAAP segment operating income was $56.3 million, or $60.2 million adjusted to exclude the previously mentioned purchase price accounting effect, resulting in 60.2% growth over $37.6 million in the prior year period. During the current year period, revenue growth was partially offset by inflation in material and freight costs, the purchase accounting effect, the

TRUaire Vietnam COVID COGS Impact and Furlough Expense discussed above, as well as increased headcount, depreciation, and optimization expenses related to enterprise resource planning systems. Segment operating income margin in the fiscal first half was 26.3%, or 28.2% after adjustment for the purchase price effect, compared to 33.2% in the prior year period, as the increased expenses discussed above outpace revenue growth. Segment adjusted EBITDA in the fiscal first half was $71.8 million, or 33.6% of revenue, compared to $40.4 million, or 35.7% of revenue in the prior year period. There were no adjustments in the prior year period.

Engineered Building Solutions segment revenue was $49.5 million, a $3.6 million (7.9%) increase from the prior year period, primarily due to enhanced marketing efforts promoting existing and newly developed products, market share gains due to competitive lead times in the market place, and improved specification levels. GAAP segment operating income was $6.2 million, a decrease compared to the prior year period of $7.6 million, due to a shift in sales to lower margin projects, and an investment in future growth with additional sales team members and new product development. Segment operating income margin in the current year period was 12.5%, compared to the prior year period of 16.5% due to the additional expenses. Segment EBITDA and EBITDA margin in the fiscal first half were $7.3 million and 14.7%, compared to $8.1 million and 17.6% in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue was $53.9 million, a $16.9 million (45.6%) increase from the prior year period of $37.0 million, all of which was organic, driven by increased sales volumes into all end markets served, and the initial impact from multiple pricing initiatives this fiscal year. GAAP segment operating income was $1.3 million, a $0.6 million (91.5%) increase from the prior year period as organic revenue growth outpaced the growth in expenses. Segment operating income margin in the fiscal first half was 2.4%, compared to the prior year period of 1.8%. Segment EBITDA and EBITDA margin were $4.4 million and 8.1% in the fiscal first half, compared to $3.6 million and 9.7% in the prior year period. There were no adjustments in either period.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Wednesday, November 17, 2021. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13724087. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a growth-oriented, diversified industrial Company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Revenues, net	$155,585	$104,940	$316,850	$195,904
Cost of revenues	(92,534)	(56,204)	(185,201)	(104,416)
Gross profit	63,051	48,736	131,649	91,488
Selling, general and administrative expenses	(37,159)	(26,556)	(77,284)	(53,056)
Operating income	25,892	22,180	54,365	38,432
Interest expense, net	(1,430)	(284)	(2,967)	(602)
Other expense, net	(133)	(360)	(305)	(667)
Income before income taxes	24,329	21,536	51,093	37,163
Provision for income taxes	(6,121)	(5,182)	(12,522)	(8,851)
Net income	18,208	16,354	38,571	28,312
Less: Income attributable to redeemable noncontrolling interest	(212)	—	(527)	—
Net income attributable to CSW Industrials, Inc.	$17,996	$16,354	$38,044	$28,312

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.14	$1.11	$2.42	$1.92
Diluted	$1.14	$1.10	$2.41	$1.91

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	March 31, 2021
(Amounts in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$17,329	$10,088
Accounts receivable, net of allowance for expected credit losses of $1,106 and $915, respectively	107,660	96,695
Inventories, net	110,761	98,086
Prepaid expenses and other current assets	9,122	9,684
Total current assets	244,872	214,553
Property, plant and equipment, net of accumulated depreciation of $76,007 and $72,944, respectively	80,956	82,554
Goodwill	218,158	218,795
Intangible assets, net	280,847	283,060
Other assets	78,189	75,995
Total assets	$903,022	$874,957

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$37,785	$32,444
Accrued and other current liabilities	47,368	49,743
Current portion of long-term debt	561	561
Total current liabilities	85,714	82,748
Long-term debt	213,495	241,776
Retirement benefits payable	1,670	1,695
Other long-term liabilities	138,278	136,725
Total liabilities	439,157	462,944
Commitments and contingencies (See Note 14)
Redeemable noncontrolling interest	14,918	—
Equity:
Common shares, $0.01 par value	161	161
Shares authorized – 50,000
Shares issued – 16,270 and 16,162, respectively
Preferred shares, $0.01 par value	—	—
Shares authorized (10,000) and issued (0)
Additional paid-in capital	108,604	104,689
Treasury shares, at cost (494 and 511 shares, respectively)	(34,313)	(34,075)
Retained earnings	380,523	347,234
Accumulated other comprehensive loss	(6,028)	(5,996)
Total equity	448,947	412,013
Total liabilities, redeemable noncontrolling interest and equity	$903,022	$874,957

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)	Six Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$38,571	$28,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,021	3,776
Amortization of intangible and other assets	14,507	3,454
Provision for inventory reserves	331	953
Provision for doubtful accounts	847	274
Share-based and other executive compensation	3,936	2,550
Net gain on disposals of property, plant and equipment	1	(13)
Net pension benefit	64	81
Net deferred taxes	(61)	111
Changes in operating assets and liabilities:
Accounts receivable	(12,576)	5,028
Inventories	(16,777)	880
Prepaid expenses and other current assets	568	(2,380)
Other assets	503	(165)
Accounts payable and other current liabilities	6,339	1,989
Retirement benefits payable and other liabilities	501	(67)
Net cash provided by operating activities	42,775	44,783
Cash flows from investing activities:
Capital expenditures	(4,941)	(4,357)
Proceeds from sale of assets	8	6
Proceeds from acquisitions true-up	1,381	—
Net cash used in investing activities	(3,552)	(4,351)
Cash flows from financing activities:
Borrowings on line of credit	22,000	10,000
Repayments of line of credit and term loan	(50,281)	(10,281)
Purchase of treasury shares	(3,181)	(9,352)
Payments of deferred loan costs	(2,327)	—
Proceeds from stock option activity	530	1,331
Proceeds from acquisition of redeemable noncontrolling interest shareholder	6,293	—
Dividends	(4,718)	(3,972)
Net cash used in financing activities	(31,684)	(12,274)
Effect of exchange rate changes on cash and equivalents	(298)	803
Net change in cash and cash equivalents	7,241	28,961
Cash and cash equivalents, beginning of period	10,088	18,338
Cash and cash equivalents, end of period	$17,329	$47,299

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share data)	2021	2020	2021	2020

GAAP Net income attributable to CSWI	$17,995	$16,353	$38,043	$28,313

Adjusting items, net of tax:
Purchase accounting effect	—	—	2,959	—
Adjusted Net Income	$17,995	$16,353	$41,002	$28,313

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.14	$1.10	$2.41	$1.91

Adjusting items, per diluted common share:
Purchase accounting effect	—	—	0.19	—
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.14	$1.10	$2.60	$1.91

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
GAAP Net Income attributable to CSWI	$17,995	$16,353	$38,043	$28,313
Plus: Income attributable to redeemable noncontrolling interest	212	—	527	—
GAAP Net Income	$18,207	$16,353	$38,570	$28,313

Adjusting Items:
Interest Expense	1,430	284	2,967	603
Income Tax Expense	6,122	5,183	12,523	8,851
Depreciation & Amortization	8,051	3,541	20,229	7,069
EBITDA	$33,810	$25,361	$74,289	$44,836
EBITDA % Revenue	21.7%	24.2%	23.4%	22.9%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30, 2021
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$103,346	$23,835	$28,458	$(54)	$155,585

GAAP Operating Income	$26,753	$2,334	$1,008	$(4,203)	$25,892
Operating Income	$26,753	$2,334	$1,008	$(4,203)	$25,892
% Revenue	25.9%	9.8%	3.5%		16.6%
Adjusting Items:
Other Income (Expense)	(246)	179	(25)	(42)	(134)
Depreciation & Amortization	5,874	502	1,543	132	8,051
EBITDA	$32,381	$3,015	$2,526	$(4,113)	$33,809
% Revenue	31.3%	12.6%	8.9%		21.7%

(Amounts in thousands)	Three Months Ended September 30, 2020
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$63,372	$23,696	$18,016	$(143)	$104,941

GAAP Operating Income	$21,651	$3,531	$360	$(3,362)	$22,180
Operating Income	$21,651	$3,531	$360	$(3,362)	$22,180
% Revenue	34.2%	14.9%	2.0%		21.1%
Adjusting Items:
Other Income (Expense)	(26)	(199)	(52)	(82)	(359)
Depreciation & Amortization	1,455	525	1,427	134	3,541
EBITDA	$23,080	$3,857	$1,735	$(3,310)	$25,362
% Revenue	36.4%	16.3%	9.6%		24.2%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Six Months Ended September 30, 2021
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$213,588	$49,485	$53,905	$(127)	$316,851

GAAP Operating Income	$56,265	$6,188	$1,277	$(9,364)	$54,366
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$60,184	$6,188	$1,277	$(9,364)	$58,285
% Revenue	28.2%	12.5%	2.4%		18.4%
Adjusting Items:
Other Income (Expense)	(255)	22	6	(79)	(306)
Depreciation & Amortization	15,804	1,068	3,091	266	20,229
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
Adjusted EBITDA	$71,814	$7,278	$4,374	$(9,177)	$74,289
% Revenue	33.6%	14.7%	8.1%		23.4%

(Amounts in thousands)	Six Months Ended September 30, 2020
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$113,256	$45,850	$37,014	$(215)	$195,905

GAAP Operating Income	$37,559	$7,569	$667	$(7,362)	$38,433
Operating Income	$37,559	$7,569	$667	$(7,362)	$38,433
% Revenue	33.2%	16.5%	1.8%		19.6%
Adjusting Items:
Other Income (Expense)	(51)	(519)	68	(164)	(666)
Depreciation & Amortization	2,899	1,038	2,864	268	7,069
EBITDA	$40,407	$8,088	$3,599	$(7,258)	$44,836
% Revenue	35.7%	17.6%	9.7%		22.9%